Exhibit 99.1

Lincoln National Corporation Elects Owen Ryan to Serve on the Board of Directors

Radnor, Pa. (Sept. 11, 2023) – Lincoln Financial Group (NYSE: LNC) today announced the election of Owen Ryan as a director to serve on the company’s board of directors effective September 11, 2023, increasing the size of the board from eleven to twelve directors.

Ryan currently serves as the Chair of the Board and Co-Chief Executive Officer of BlackLine, Inc., a company that provides cloud-based solutions for accounting and finance operations. He has served as a member of the BlackLine Board since August 2018, and as Chair since January 2023. Ryan previously worked for Geller & Company and Geller Advisors in several roles, including Chief Executive Officer, Managing Principal and Chief Strategy Officer from July 2018 through April 2022. In 2016 and 2017, he served as the President and Chief Executive Officer of AEGIS Insurance, a mutual insurance company. Prior to joining AEGIS, Ryan worked at Deloitte from 1985 until 2016, where he was the CEO and Managing Partner of Deloitte Advisory from 2008.

“I am pleased to welcome Owen to Lincoln’s board and look forward to working with him,” said Ellen Cooper, Chairman, President and CEO of Lincoln Financial Group. “Owen’s significant background in the insurance industry, his experience in the technology space and his financial and risk management expertise will serve Lincoln, the board and our shareholders well.”

“Owen brings to Lincoln’s board significant leadership experience in business, both as an executive and a director, which will be a valuable addition to our board,” said William Cunningham, lead independent director for Lincoln Financial Group. “I’m confident that his experience, including in our industry, will help us grow long-term value for our shareholders.”

“I am truly honored to be joining the Board of one of the most iconic companies. The Board and management team are exceptional, and I look forward to contributing to their ongoing success,” said Ryan.

About Lincoln Financial Group

Lincoln Financial Group provides advice and solutions that help people take charge of their financial lives with confidence and optimism. As of December 31, 2022, approximately 16 million customers trust our retirement, insurance and wealth protection expertise to help address their lifestyle, savings and income goals, and guard against long-term care expenses. Headquartered in Radnor, Pennsylvania, Lincoln Financial Group is the marketing name for Lincoln National Corporation (NYSE:LNC) and its affiliates. The company had $290 billion in end-of-period account balances net of reinsurance as of June 30, 2023. Lincoln Financial Group is a committed corporate citizen included on major sustainability indices including the Dow Jones Sustainability Index North America and ranks among Newsweek’s Most Responsible Companies. Dedicated to diversity, equity and inclusion, we are included on transparency benchmarking tools such as the Corporate Equality Index, the Disability Equality Index and the Bloomberg Gender-Equality Index. Committed to providing our employees with flexible work arrangements, we were named to FlexJobs’ list of the Top 100 Companies to Watch for Remote Jobs in 2023. With a long and rich legacy of acting ethically, telling the truth and speaking up for what is right, Lincoln was recognized as one of Ethisphere’s 2023 World’s Most Ethical Companies®. We create opportunities for early career talent through our intern development program, which ranks among WayUp and Yello’s annual list of Top 100 Internship Programs. Learn more at: www.LincolnFinancial.com. Follow us on Facebook, Twitter, LinkedIn, and Instagram. Sign up for email alerts at http://newsroom.lfg.com.

Media contact:

Sarah Boxler
215-495-8439
Sarah.Boxler@lfg.com